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                                                                 EXHIBIT 10.6(d)

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED PURSUANT TO RULE 406

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933. THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                FOURTH AMENDMENT

     This Agreement (the "Amendment") is entered into and made as of December 18, 2002, as a Fourth Amendment to the Chautauqua Jet Service Agreement dated as of March 19, 1999 by and between US Airways, Inc. ("US Airways") and Chautauqua Airlines, Inc. ("Chautauqua") as previously amended (the "Jet Service Agreement").

                                   WITNESSETH:

     WHEREAS, US Airways and Chautauqua have entered into the Jet Service Agreement;

     WHEREAS US Airways and Chautauqua have entered into the First Amendment to the Jet Service Agreement dated as of September 6, 2000;

     WHEREAS US Airways and Chautauqua have entered into the Second Amendment to the Jet Service Agreement dated as of December 20, 2000;

     WHEREAS US Airways and Chautauqua have entered into the Third Amendment to the Jet Service Agreement dated as of July 11, 2001;

     WHEREAS, US Airways and Chautauqua desire to amend certain provisions of the Jet Service Agreement;

     NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, US Airways and Chautauqua hereby agree as follows:

     1. The effectiveness of this Amendment shall be conditioned on and subject to the entry of a final order (the "Order") of the bankruptcy court having jurisdiction over US Airways' case (the "Case") under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") (a) authorizing and directing US Airways to assume under Section 365 of the Bankruptcy Code (i) the Jet Service Agreement, and (ii) the Service Agreement between US Airways and Shuttle Acquisition LLC dated as of October 4, 2001 and assigned by Shuttle Acquisition LLC to Shuttle

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America Corporation (the "Shuttle Agreement"), and (b) approving the terms of this Amendment and the Republic Jet Service Agreement between US Airways and Republic Airways, Inc. or another entity mutually acceptable to US Airways and Republic Airways, Inc. (the "Republic Agreement") and authorizing and directing US Airways to enter into and be bound by this Amendment and the Republic Agreement. In the event the Order is not entered on or before February 3, 2003 subject to extension by Chautauqua in its sole discretion, this Amendment shall be null and void and of no force or effect. The Order shall provide that, except as provided herein, US Airways' obligations under the Jet Service Agreement and this Amendment shall be post-petition, administrative obligations of US Airways under Section 503 of the Bankruptcy Code. Notwithstanding the foregoing, in the event that either (c) US Airways fails to confirm a chapter 11 plan of reorganization in the Case (a "Plan") under which US Airways will operate (either directly, through subsidiaries or through code share partners) regional jet aircraft, or (d) the Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code and as a result thereof US Airways suspends or discontinues flight operations or (e) if, prior to, upon or in connection with the consummation of a Plan, US Airways consummates a sale or sales of a material portion of its assets (whether pursuant to a plan of reorganization or otherwise) and such sale or sales causes the number of jets in US Airways' mainline fleet to fall below the threshold of 233 jets (whether through the assumption and assignment of leases, the sale of jets subject to mortgages, the rejection of leases or the abandonment of jets, in each case, previously used in connection with sold assets) and US Airways ceases to offer (either directly, through subsidiaries or through code share partners) any regional jet services US Airways may terminate the Jet Service Agreement and this Amendment by providing 10 business days prior written notice to Chautauqua of such termination. In such event, US Airways shall be deemed to have breached the Jet Service Agreement and this Amendment as of the effective date of such termination (the "Breach Date") and Chautauqua shall have, subject to objection as provided below: (x) an allowed administrative claim for any obligations arising before the Breach Date and (y) an allowed general unsecured pre-petition claim for future damages resulting from such termination and for obligations that become due and payable after the Breach Date. In each case the amount of the respective claim shall be subject to the ordinary process, including the right of parties in interest to object to the amount (but only the amount) of the claim. In addition, subject

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to Chautauqua's right of setoff for any administrative claim, Chautauqua agrees to refund to US Airways any amounts paid on account of services to be performed after the Breach Date within 5 business days after receipt of written demand from US Airways.

     2. Section 2.1 of the Jet Service Agreement is hereby deleted in its entirety and replaced with the following:

"SECTION 2.1   SCHEDULE REQUIREMENTS

At all times during the term of this Agreement and any amendment or extension thereof, Chautauqua will schedule and operate US Airways Express air transportation service between various U.S. domestic city-pairs and between various U.S.-Canadian city-pairs selected in accordance with the immediately succeeding sentence (hereinafter referred to as the "Service") using EMB-145LR fifty (50) seat jet aircraft bearing the US Airways Express livery. The Service provided by such EMB-145LR aircraft shall be based on the implementation schedule set forth in Exhibit 2.1, attached hereto and made a part hereof, provided that Chautauqua's obligation to place Aircraft Nos. 27 - 35 into service or to place such Aircraft into service on the dates set forth on Exhibit
2.1 shall be subject to Chautauqua's ability to obtain financing for such Aircraft on terms acceptable to Chautauqua in its discretion and subject to US Airways' prompt review and approval, such approval not to be unreasonably withheld or delayed, of the financial impact of such terms on its costs of operation under this Agreement. Any Aircraft that are hereafter placed into Service under the terms of this Agreement shall have the same mechanical configuration and engine performance rating as the Aircraft that have already been placed into Service. To the extent that the parties jointly agree to substitute other types of aircraft to provide the Service, the parties hereby agree that the costs of operation of such aircraft shall be appropriately adjusted and the cost model contained in this agreement amended in a manner consistent with the principles used to reflect the costs of EMB-145LR aircraft herein for such aircraft-specific items as [ * ] ; provided, however, that the payment of "Profit" to Chautauqua pursuant to Section 5.5, as amended hereunder, shall not be modified as a result of such substitution unless by mutual agreement. The city-pairs from which the air transportation services are to be provided by Chautauqua pursuant to this Agreement will be


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selected by US Airways, in its sole discretion, subject only to operational and safety requirements, minimum and maximum schedule requirements, and the other parameters set forth in Exhibit 2.1(a). US Airways may, on [ * ] days advance written notice to Chautauqua, designate changes in the following: city-pairs served, aircraft routings or flight frequencies, provided that the new city-pairs, aircraft routings, and flight frequencies continue to satisfy the parameters set forth in Exhibit 2.1(a)."

     3. Exhibits 2.1 and 2.1(a) of the Jet Service Agreement are hereby deleted in their entirety and replaced with Exhibits 2.1 and 2.1(a) attached hereto.

     4. Section 2.2 of the Jet Service Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

"SECTION 2.2   SCHEDULING PARAMETERS

US Airways shall control and direct the scheduled use of the Aircraft. US Airways agrees to take into consideration Chautauqua's operational requirements for RON maintenance and crew productivity and legality, including the requirements set forth on Exhibit 2.1(a). The cost model attached as Exhibit 5.1 will be based on the minimum and maximum Block Hour utilization (excluding spares) provided in Exhibit 2.1(a). The baseline Block Hour utilization will be assumed to be an average of [ * ] per day per aircraft (excluding spares). In the event that it is necessary to add any additional maintenance bases or crew domiciles beyond those currently in effect, the parties to this agreement will determine mutually acceptable locations for such additional maintenance and crew domiciles with the goal of reducing operational cost and complexity subject to US Airways scheduling requirements."

     5. Section 5.4(a) of the Jet Service Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

     "(a) Commencing on the later of the effective date of this Amendment No. 4 and November 1, 2002, US Airways will pay Chautauqua on each of the 1st, 10th and 20th day of each month 33 1/3 % of the amount based upon the Pricing Model's estimated


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     figures, such amount being referred to as the Base Compensation Rate, provided that Chautauqua provides US Airways an invoice for each such payment no later than [ * ] days prior to the due date of such payment, and further provided that in the event US Airways does not receive an invoice on a timely basis, it shall pay Chautauqua within [ * ] days after its receipt of an invoice."

     6. Section 7.1 of the Jet Service Agreement shall be deleted in its entirety and the following substituted in lieu thereof:

     "7.1      EFFECTIVE DATE AND TERM

     This Agreement is effective as of March 19, 1999 and Services provided hereunder will continue, without interruption, until March 1, 2012, unless it is terminated on an earlier date pursuant to the provisions of this
     Article 7 of the Agreement. US Airways will have the right to extend the term of this Agreement by three (3) years upon twelve (12) month's notice prior to the end of the initial term."

     7.    Section 5.1 of the Jet Service Agreement is amended as follows:

"Exhibit 5.1 of the Jet Service Agreement is hereby deleted in its entirety and the revised Exhibit 5.1 attached hereto is substituted in lieu thereof. In the event US Airways and Chautauqua agree to further increase the number of Aircraft operated under the Jet Service Agreement, Exhibit 5.1 shall apply with respect to such additional Aircraft."

     8.    A new Section 6.5 is added to the Jet Service Agreement as follows:
"US Airways shall have the right in its sole discretion to provide Aircraft Hull and Liability Insurance at the levels specified in Section 6 of the Jet Service Agreement and on terms otherwise reasonably acceptable to Chautauqua, its lenders and aircraft lessors in lieu of paying Chautauqua the amounts specified for such insurance on Exhibit 5.1, provided that US Airways provides Chautauqua with 90 days prior written notice of its election to provide such insurance."

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     9.    Article  8 of the  Jet  Service  Agreement  is  hereby  deleted  in its  entirety  and the  following  is substituted in lieu thereof:

     "ARTICLE 8   PERFORMANCE PLAN

     SECTION 8.1  PERFORMANCE PLAN METRICS

     Chautauqua's operating performance for the fleet of Aircraft in the Service under this Agreement will be tracked by US Airways each day based upon the following metrics:

         FLEET LAUNCH: "Fleet Launch Percentage" is defined as the percent of the Aircraft departing within [ * ] minutes of the scheduled departure time on its first flight of the day, excluding delays and secondary delays attributable to operational factors that are beyond the direct control of Chautauqua (including, without limitation, weather, air traffic control, ground stops, ground handling delays, or aircraft damage caused by US Airways personnel or contractors, other than affiliates of Chautauqua, or acts of God) under this Agreement.

         ON TIME DEPARTURE PERCENTAGE: "On Time Departure Percentage" is defined as the percentage of Aircraft departures completed within [ * ] minutes of its scheduled departure time, excluding delays and secondary delays attributable to operational factors that are beyond the direct control of Chautauqua (including, without limitation, weather, air traffic control, ground stops, ground handling delays, or aircraft damage caused by US Airways personnel or contractors, other than affiliates of Chautauqua, or acts of God) under this Agreement.

         COMPLETION PERCENTAGE: "Completion Percentage" is defined as the percentage of scheduled Aircraft departures completed, excluding cancellations and secondary cancellations attributable to operational factors that are beyond the direct control of Chautauqua (including, without limitation, weather, air traffic control, ground stops, ground handling delays, or aircraft damage caused by US

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     Airways personnel or contractors, other than affiliates of Chautauqua, or acts of God) under this Agreement.

     Within sixty (60) days after the end of each calendar month during the term of this Agreement, US Airways will compute the metrics defined above and provide to Chautauqua a summary statement showing the operating performance of Chautauqua.

     SECTION 8.2  PERFORMANCE PLAN PENALTIES/INCENTIVES

     (a) PERFORMANCE PENALTIES. If [ * ] or more of the following conditions are met over any [ * ] period commencing with the period [ * ] and continuing thereafter [ * ] , from [ * ] and from [ * ] of each [ * ] (a "Performance Measurement Period"), then Chautauqua shall pay to US Airways [ * ] each calendar month until cured (i.e., until [ * ] of the performance metrics exceed the condition established below for such calendar month), unless the reason for such failure to meet such condition qualifies as a Performance Exception as defined in Section 8.3 below:

         (i) Chautauqua's Fleet Launch Percentage is less than [ * ] (ii) Chautauqua's On Time Departure Percentage is less than [ * ] (iii) Chautauqua's Completion Percentage is less than [ * ]

     (b) PERFORMANCE INCENTIVES. If [ * ] of the following conditions are met over any Performance Measurement Period, then US Airways shall pay to Chautauqua [ * ] for each calendar month in such Performance Measurement Period for which [ * ] such metrics are met.

         (i)   Chautauqua's Fleet Launch Percentage is greater than [ * ] ;
         (ii)  Chautauqua's On Time Departure Percentage is greater than [ * ] ;


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         (iii) Chautauqua's Completion Percentage is greater than [ * ] .

     SECTION 8.3  PERFORMANCE EXCEPTIONS

     A "Performance Exception" with respect to the a failure on the part of Chautauqua to achieve the performance metrics of Fleet Launch Percentage, On Time Departure Percentage and Completion Percentage as defined in
     Section 8.2(a) or the Completion Percentage under Section 7.3(b) shall be deemed to have occurred if any of the following conditions are met:

     (a) A performance metric of the same or lesser magnitude (as measured on a percentage basis) was experienced by US Airways and/or other air carriers performing flying in the same or comparable (i.e., geographically similar) origin-destination points during the same time period and flying a similar number of cycles per day;

     (b) The failure to achieve the performance metric is directly attributable to (i) a labor dispute, strike or slowdown, or (ii) the performance of one or more specific aircraft within the Aircraft (including FAA action) or one or more specific routes flown by the aircraft within the Aircraft, and such performance is caused by aircraft scheduling decisions made by US Airways or aircraft damage caused by US Airways personnel performing, or third party personnel contracted by US Airways to perform, ground support services related to this Agreement. In the event of such specific aircraft or route issue, Chautauqua shall promptly notify US Airways in writing of the issue and each party shall promptly take steps to coordinate a commercially reasonable cure for such issue. In the event US Airways receives written notice of an issue within its control to correct, US Airways will promptly provide written notice to Chautauqua of the date by which such issue is expected to be cured and will adjust Chautauqua's


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          affected performance metrics to the extent affected by such issue during the period prior to such cure taking effect."

     10. A new Section 5.9 is added to the Jet Service Agreement as follows:
"Notwithstanding any provision of the Jet Service Agreement to the contrary, Chautauqua agrees that it shall waive any claim to payment of [ * ] (the "Concession Amount") which has been previously invoiced to US Airways as partial payment for services performed under the Jet Service Agreement during the period October 1, 2001 through December 31, 2001, provided that in the event the Jet Service Agreement is terminated for any reason other than by reason of Chautauqua's breach of its obligations under the Jet Service Agreement, including without limitation a termination under Section 7.2, 7.3 or 7.4 of the Jet Service Agreement or a termination pursuant to Section 1(c), (d) or (e) of the Fourth Amendment to this Agreement, Chautauqua shall have an allowed claim against US Airways in such amount, which in the event a plan of reorganization has not been confirmed in the case as of such date, shall be treated as a general unsecured pre-petition claim against US Airways, in the full amount of the Concession Amount."

     11. The following shall be added as Section 5.10 of the Jet Service
Agreement:

     "SECTION 5.10  TRUE-UP INVOICES

     The parties agree that all true-up invoices for any month shall be submitted no later than 120 days after the last day of such month."

     12. Section 7.3(b) of the Jet Service Agreement is deleted in its entirety and the following is substituted in lieu thereof:

     "(b) If Chautauqua's Completion Percentage falls below the following standard due to cancellations attributable to operational deficiencies that are within the responsibility of Chautauqua under this Agreement, and excluding cancellations caused by any Performance Exception:

           [ * ] commencing no sooner than January 1, 2004.


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     13.  A new Section 5.11 is added to the Jet Service Agreement as follows:

"For each calendar month during the period from (i) the date that the Order becomes a final order until (ii) the earlier of (A) the date that a plan is confirmed in the Case or (B) the date that the Case is dismissed or converted to a Case under Chapter 7 of the Bankruptcy Code (the "Credit Period"), Chautauqua shall provide US Airways with a credit in arrears of [ * ] (the "Monthly Credit"). The amount of the Monthly Credit shall be prorated for the first and last months during the Credit Period. Each Monthly Credit may be used by US Airways as a credit against any amounts subsequently payable to Chautauqua under the terms of the Jet Service Agreement."

     14.  A new Section 5.12 is added to the Jet Service Agreement as follows:

      "Chautauqua agrees that it will use its commercially reasonable efforts to facilitate the handling of code-share passengers and the processing of alliance partner frequent flyer miles pursuant to domestic and international code-share alliance relationships entered into by US Airways."

     15.  A new Section 5.13 is added to the Jet Service Agreement as follows:

     "Chautauqua acknowledges that the placement of Aircraft 27 - 35 into the Service under this Agreement is subject to compliance with the US Airways ALPA "jets for jobs" protocol as ratified August 8, 2002 and amended December 13, 2002."

     16. Except as specifically amended hereby, the Jet Service Agreement remains unchanged in all other respects. Upon its effectiveness as provided in Section 1 above, this Amendment, together with the Jet Service Agreement, will be the complete and binding understanding of the parties with respect to the matters addressed herein.


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     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.


     US AIRWAYS, INC.                        CHAUTAUQUA AIRLINES, INC.

     /s/ N. Bruce Ashby                      /s/ Bryan K. Bedford
     -------------------------------         -----------------------------
     By:     N. Bruce Ashby                  By:    Bryan K. Bedford
     Title:  Senior Vice President           Title: President
             Corporate Development

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EXHIBIT 2.1    IMPLEMENTATION SCHEDULE OF AIRCRAFT DEPLOYMENT

                               NUMBER OF          CUMULATIVE NUMBER OF
               DATE            AIRCRAFT                AIRCRAFT
               ----            ---------          --------------------
             Dec 2002            [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

              [ * ]              [ * ]                   [ * ]

             Nov 2003            [ * ]                    35

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     EXHIBIT 2.1(a)-SCHEDULE REQUIREMENTS
     ------------------------------------
     The weekly scheduled for the Aircraft specified by US Airways must meet the following minimum and maximum schedule parameters.

                                                  MINIMUM      MAXIMUM
                                                  -------      -------
     Scheduled Block Hours per Aircraft per Day    [ * ]        [ * ]
     Scheduled Departures per Aircraft per Day     [ * ]        [ * ]
     Available Seat Miles per Aircraft per Day     [ * ]        [ * ]

     Note: the above minimum and maximum schedule parameters apply only to those Aircraft scheduled in revenue service, not to spare aircraft.

     US Airways will meet the following criteria in devising the schedule:

     1.   Aircraft Turn Times

     For operations at US Airways designated hubs (for purposes of this Agreement only, Pittsburgh, Boston, Washington-National, New York LaGuardia, Charlotte, Philadelphia, and Dulles and any other hubs that US Airways may establish) the minimum turn time (defined as the time from Aircraft blocking to Aircraft unblocking) will be thirty (30) minutes. For operations at a non US Airways hub, the minimum turn time will be twenty-five (25) minutes.

     2.   Aircraft Maintenance Requirements

     Once Chautauqua operates a minimum of [ * ] Aircraft, [ * ] Aircraft will be scheduled for a minimum of [ * ] hours of overnight maintenance per Aircraft for [ * ] days per week.


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     3.   IND and CMH Operations

     US Airways will provide at all times during the term of this Agreement a schedule of regional jet departures, including frequencies and overnight turnarounds, that operate on behalf of US Airways from Columbus, Ohio (CMH) and Indianapolis, Indiana (IND) to all other US Airways service points sufficient to support required maintenance activity for the Aircraft at Chautauqua's primary maintenance bases in CMH and IND.

     4.   Maintenance Bases

     The schedule will allow for the establishment by Chautauqua of primary maintenance bases in IND and CMH.

     5.   Crew Overnights

     The schedule will allow for single overnights of crews in outstations and will not require Chautauqua to schedule any continuous duty overnights. Any additional costs associated with continuous duty overnights or high-speed overnights shall be for the account of US Airways and shall be invoiced separately by Chautauqua as a pass through cost.

     5.   Crew Bases

     The schedule shall allow for the operation by Chautauqua of the following crew bases: [ * ] .

     7.   Hub Arrivals/Departures

     At least [ * ] of the scheduled flights will arrive at or depart from a hub or from IND or CMH.

     8.   Consent to Schedule Changes


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     To the extent that US Airways' schedule falls outside of the criteria set forth herein, US Airways shall request Chautauqua to consent to such schedule and Chautauqua shall not unreasonably withhold such consent, provided that the schedule being requested will not impose additional costs upon Chautauqua and/or make Chautauqua's compliance with its performance requirements more difficult, further provided that US Airways shall have the right to reimburse Chautauqua for such additional costs and/or adjust the performance criteria so that the immediately preceding proviso shall no longer be applicable to the schedule request in question.

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     EXHIBIT 5.1

     [ * ]


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